CASH RETENTION AGREEMENT
with Steven J. Winter

This Cash Retention Agreement (the “Agreement”) is made as of the 30th day of March, 2007 (the “Effective Date”), between Intermec, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) and Steven J. Winter (the “Mr. Winter”).

WHEREAS, on March 22, 2007, the Company announced that Larry D. Brady plans to retire from his position as the Company’s Chief Executive Officer following the Board’s identification of his successor;

WHEREAS, the Compensation Committee of the Board of Directors has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Mr. Winter in the role of Senior Vice President of Intermec, Inc. and President and Chief Operating Officer of Intermec Technologies Corporation (his “Current Position”) for the period ending on March 1, 2008, to support the Company’s operations during the search for Mr. Brady’s successor and to facilitate the transition of the Company’s leadership to a new Chief Executive Officer;

WHEREAS, the Committee believes it is imperative to encourage Mr. Winter to remain in his present positions with the Company during the period ending March 1, 2008, to diminish the inevitable distraction of Mr. Winter by virtue of the personal uncertainties and risks created by the impending transition of the Company’s leadership and to encourage Mr. Winter’s full attention and dedication to the Company during that transition;

WHEREAS, the Committee determined that the appropriate method is to approve a contingent, one-time, lump-sum cash retention payment to Mr. Winter; and

WHEREAS, except as expressly set forth herein, the Committee intends for the benefits of this Agreement to be in addition to, and not in substitution for, those of the Company’s 2007 Executive Severance Plan (as it may from time to time be amended) (the “Severance Plan”) or the Amended and Restated Change of Control Employment Agreement between the Company and Mr. Winter (as it may from time to time be amended) (the “COC Agreement”);

Now, therefore, in consideration of the foregoing, the mutual covenants set forth in this Agreement, and other good and valuable consideration, the Company and Mr. Winter hereby agree as follows.

1.  Certain Definitions.  For purposes of this Agreement, the following terms are defined in the same way as in the Severance Plan: (a)“Cause,” (b) “Change of Control,” (c) “Date of Termination.”

2.  The Retention Payment.  Subject to Mr. Winter’s compliance with the conditions and provisions of this Agreement, the Company will pay  Mr. Winter Five Hundred Thousand U.S. Dollars (U.S. $500,000) (the “Retention Payment”) within the time set forth in Section 4.

        3.  Right to Retention Payment.  Mr. Winter will be entitled to the Retention Payment:

       (a) If he is employed by the Company throughout the period from the Effective Date of this Resolution through February 29, 2008; or

       (b) If the Company terminates his employment prior to March 1, 2008 and such termination is not for Cause and is not in connection with a Change of Control.

4.  Timing of Payment; Taxes.

(a) Subject to subsection (c), below, the Retention Payment will be issued on the earliest to occur of the following, provided, however, that if Mr. Winter’s employment has terminated when the payment is due, payment shall be subject to Mr. Winter’s execution of a general waiver and release of claims satisfactory to the Company, and subject to the expiration of any legally required period of time related to such release:

(i) If Mr. Winter is employed by the Company on February 29, 2008, the Company will issue the Retention Payment within thirty (30) days following March 1, 2008.

(ii) If Mr. Winter is involuntarily terminated from his employment with the Company before February 29, 2008 (i) other than for Cause and (ii) other than in connection with a Change of Control, the Company will make the Retention Payment within thirty (30) days following the Date of Termination.

(iii) If Mr. Winter’s employment is terminated for Cause or in connection with a Change of Control, or if Mr. Winter voluntarily terminates his employment with the Company before February 29, 2008, the Company will have no obligation to Mr. Winter pursuant to this Agreement.

        (b)  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as are required to be withheld pursuant to applicable laws and regulations.

(c)  Any payment due hereunder will be deferred to the extent the Company’s deduction for such payment would be prohibited due to the application of Section 162(m) of the Internal Revenue Code (the “Code”).  Payment of any deferred amount will be made in the first taxable year in which the Company reasonably anticipates that if the payment is made during such year, the deduction of such payment will not be prohibited due to the application of Section 162(m) of the Code.  If, pursuant to the preceding sentence, payment is delayed to a date on or after Mr. Winter's separation from service (as defined in Section 409A(a)(2)(A)(i) of the Code and the Treasury Regulations promulgated thereunder), payment will be delayed to the date that is six months after Mr. Winter's separation from service.

5.  No Offset of Severance Plan or Other Benefits.

(a)  Notwithstanding any contrary provision of the Severance Plan or the COC Agreement, the Retention Payment (if any) made to Mr. Winter pursuant to this Agreement shall not reduce or offset the benefits due to Mr. Winter pursuant to the Severance Plan or the COC Agreement.  For the avoidance of doubt, Mr. Winter shall not be required to waive all rights to the benefit of this Agreement as a condition to receiving the benefits of the Severance Plan or COC Agreement, or vice versa.

        (b)  In no event will Mr. Winter be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement and such amounts will not be reduced whether or not Mr. Winter obtains other employment.

        6.  Employment at Will.  Neither this Agreement nor the payment of any Retention Payment shall give Mr. Winter any right to similar payments in future years or any right to be retained in the employ of the Company, such employment being terminable to the same extent as if this Agreement were not in effect. The right and power of the Company and its Subsidiaries and Affiliates to dismiss or discharge Mr. Winter is specifically and unqualifiedly unimpaired by this Agreement.

7.  Notices.  Each notice relating to this Agreement shall be in writing and delivered in person or by mail to the Company at its office, 6001 36th Avenue West, Everett, WA 98203-1264, to the attention of the Company’s Secretary or at such other address as the Company may specify in writing to Mr. Winter by a notice delivered in accordance with this paragraph. All notices to the Grantee shall be delivered to Mr. Winter’s address specified below or at such other address as he may specify in writing to the Secretary of the Company by a notice delivered in accordance with this paragraph.

8.  Entire Agreement; Severability.  This Agreement, including the provisions of the Severance Plan incorporated by reference herein, comprises the whole Agreement between the parties hereto with respect to the subject matter hereof, and shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of law.  This Agreement shall become effective when it has been executed or accepted electronically by the Company and Mr. Winter.  If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement.

9.  Successors.  This Agreement shall inure to the benefit of and be binding upon each successor of the Company and shall inure to the benefit of and shall be binding upon Mr. Winter’s heirs, legal representatives, and successors.

10.  Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, this Agreement is executed by Mr. Winter and by the Company through its duly authorized officer with effect from the day and year first above written.

INTERMEC, INC. By /s/ Patrick J. Byrne Patrick J. Byrne Its President and Chief Executive Officer	/s/ Steven J. Winter Steven J. Winter
Date: 8/30/07	Date: 8/29/07
Mr. Winter’s address: 229 – 156th Street Arlington, WA 98223